Exhibit (a)(1)(E)
                             TRANS-LUX CORPORATION

                               OFFER TO EXCHANGE

           8 1/4% LIMITED CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012
                                   FOR UP TO
                      $15,000,000 PRINCIPAL AMOUNT OF ITS
                  7 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

To Our Clients:

    Enclosed for your consideration is an Offering Circular, dated February 23, 2004 (the "Offering Circular"), the related Letter of Transmittal (the "Letter of Transmittal"), and a letter to Noteholder relating to the offer to exchange (the "Exchange Offer") $1,000 principal amount of new 8 1/4% Limited Convertible Senior Subordinated Notes due 2012 ("New Notes") of Trans-Lux Corporation ("Trans-Lux") for each $1,000 principal amount of Trans-Lux' currently outstanding 7 1/2% Convertible Subordinated Notes due 2006 ("Old Notes"). Subject to the terms and conditions of the Exchange Offer, Trans-Lux will issue up to $15,000,000 principal amount of the New Notes in exchange for up to $15,000,000 principal amount of its outstanding principal amount of the Old Notes, representing approximately 49.7% of the $30,177,000 outstanding Old Notes, to the extent such Old Notes are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than $15,000,000 principal amount of the Old Notes are tendered, Trans-Lux will accept tenders from each tendering Holder of Old Notes on a pro rata basis unless Trans-Lux elects to accept all tendered Old Notes. If less than $4,000,000 principal amount of the Old Notes are tendered, Trans-Lux reserves the right to either accept or reject such lesser tendered amount.

    For a more detailed description of the New Notes Trans-Lux is proposing to issue in the Exchange Offer, please see the section of the Offering Circular entitled "Description of New Notes." Trans-Lux reserves the right to extend or terminate the Exchange Offer if the conditions set forth in the section of the Offering Circular entitled "The Exchange Offer-Conditions of the Exchange Offer" are not satisfied and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all Holders of Old Notes and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Trans-Lux reserves the right to waive any and all conditions of the Exchange Offer.

    These materials are being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A TENDER OF THE OLD NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

    Accordingly, we request instructions as to whether you wish us to tender on your behalf any Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal.

    Your instructions should be forwarded to us as promptly as possible in order to permit us to tender any Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on March 31, 2004, unless extended. Trans-Lux may, in its sole and absolute discretion, extend the Exchange Offer. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer or at any time after April 23, 2004 if Trans-Lux has not accepted the tendered Old Notes for exchange by that date.

    Your attention is directed to the following:

         1. The Exchange Offer is for up to $15,000,000 principal amount of the Old Notes.
         2. The Exchange Offer is subject to certain conditions set forth in the section of the Offering Circular entitled "The Exchange Offer-Conditions of the Exchange Offer."

         3. Any transfer taxes incidental to the transfer of Old Notes from the Holder to Trans-Lux will be paid by Trans-Lux, except as otherwise provided in the Letter of Transmittal.
         4. The Exchange Offer expires at 5:00 p.m., New York City time, on March 31, 2004, unless extended. Trans-Lux may, in its sole and absolute discretion, extend the Exchange Offer.

    If you wish to have us tender any Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER YOUR OLD NOTES.

                INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Trans-Lux Corporation with respect to the Old Notes.

This will instruct you to tender the Old Notes held by you for the account of the undersigned, subject to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

Please tender the Old Notes held by you for my account as indicated below:
[  ] 7 1/2% Convertible Subordinated Notes Due 2006:  $
                                                      -------------------------
                            (principal amount of Old Notes in $1,000 increments)

[  ] Please do not tender any Old Notes held by you for my account.

Dated:___________________________________, 2004

Signature(s):
_____________________________________________
Print Name(s) here:
_____________________________________________
(Print Address(es)):
_____________________________________________
(Area Code and Telephone Number(s)):
______________________________________________
(Tax Identification or Social Security Number(s)):
______________________________________________

     NONE OF THE 7 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006 OF TRANS-LUX CORPORATION HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE OLD NOTES HELD BY US FOR YOUR ACCOUNT.

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